Exhibit 3.2

STATE OF DELAWARE
CERTIFICATE OF CORRECTION

Canning Street Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1.             The name of the corporation is Canning Street Corporation.

2.             That a Certificate of Amendment to the Certificate of Incorporation was filed by the Secretary of State of Delaware on and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.             The inaccuracy or defect of said Certificate is:

The Certificate incorrectly referred to the new name as “Global Innovations Platforms Inc”. The correct name “Global Innovative Platforms Inc.”

4.             Article of the Certificate is corrected to read as follows:

1.	Name: The name of the corporation is Global Innovative Platforms Inc.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 11th day of May, 2021.

By: /s/John Shepard
Name: John Shepard
Title: CEO